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PRICING SUPPLEMENT NO. 274 DATED                      Filed Pursuant to
NOVEMBER 16, 2000 TO PROSPECTUS DATED                 Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                   File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

             Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:         $135,000.00
Original Issue Date
  (Settlement Date):                November 21, 2000
Stated Maturity Date:               November 15, 2005
Issue Price to Public:              100% of Principal Amount
Interest Rate:                      8.750  Per Annum
Interest Payment Dates:             May 15 and November 15 and
                                    Semi-Annually Thereafter
                                    Commencing May 15, 2001

Survivor's Option:                  [ X ] Yes         [   ] No
Optional Redemption:                [ X ] Yes         [   ] No

Initial Redemption Date:            November 15, 2002
Redemption Price:                   100%

                                    Principal Amount of Notes
             Agent                  Solicited by Each Agent

First of Michigan Corporation       $  5,000.00
Prudential Securities Incorporated  $ 80,000.00
J.J.B. Hilliard, W.L. Lyons, Inc    $  - 0 -
Raymond James & Associates, Inc     $ 45,000.00
J.W. Korth & Company                $  5,000.00
             Total                  $135,000.00

                                    Per Note Sold by
                                    Agents To Public     Total

Issue Price:                        $   1,000.00      $135,000.00
Agent's Discount or Commission:     $       6.00      $    810.00
Maximum Dealer's Discount or
  Selling Concession:               $      12.50      $  1,687.50
Proceeds to the Company:            $     981.50      $132,502.50

CUSIP Number:  12589Q5E2